Exhibit 99.1

FIELDSTONE INVESTMENT CORPORATION

FOR IMMEDIATE RELEASE:

CONTACT:

INVESTOR RELATIONS

TEL: 410-772-5160

TOLL-FREE: 866-438-1088

INVESTORS@FIELDSTONEINVESTMENT.COM

FIELDSTONE INVESTMENT CORPORATION
ANNOUNCES THIRD QUARTER 2005 OPERATING RESULTS AND
RECORD NON-CONFORMING FUNDINGS AND
REAFFIRMS 2005 DIVIDEND GUIDANCE

COLUMBIA, MARYLAND, November 14, 2005 – Fieldstone Investment Corporation (NASDAQ: FICC) today announced its results of operations for the third quarter of 2005.

Financial Highlights

•                  Fieldstone’s net income for the third quarter of 2005 was $23.4 million or $0.48 per share (diluted) compared to $23.1 million or $0.47 per share (diluted) for the second quarter of 2005. Net income increased $0.3 million during the third quarter of 2005 from the prior quarter due primarily to greater non-cash mark to market valuations of interest rate swap and cap agreements, offset by lower net interest margins on the portfolio of mortgage loans held for investment, faster amortization of deferred origination and bond issuance costs and decreased gain on sale revenue from mortgage loan sales.

•                  Fieldstone had core net income in the third quarter of 2005 of $15.6 million or $0.32 core per share (diluted), a $19.6 million decrease from the $35.2 million or $0.72 core per share (diluted) for the second quarter of 2005. This decrease was due primarily to lower net interest margins on the portfolio of mortgage loans held for investment, faster amortization of deferred origination and bond issuance costs and decreased gain on sale revenue from mortgage loan sales. Core net income excludes the non-cash mark to market gains or losses recognized on interest rate swap and cap agreements.

•                  The investment portfolio was $5.3 billion at September 30, 2005, a $443.9 million increase to the portfolio during the quarter, achieved by adding $1.0 billion of loans to the portfolio, net of repayments of $566.6 million.

•                  Fieldstone funded a record $1.8 billion of non-conforming residential mortgage loans in the third quarter, an increase of 11.5% compared to the second quarter, and funded $2.3 billion of loans including conforming loans.

•                  Fieldstone sold $896.6 million of its non-conforming loans in the third quarter at an average gross premium of 2.7%, net of hedge gains, compared to its sales of $1.2 billion of non-conforming loans in the second quarter at an average gross premium of 3.3%, net of hedge losses; the second quarter sales included $639.5 million of non-conforming first lien ARM loans that Fieldstone initially held for investment.

•                  Non-conforming cost to produce remained flat in the third quarter at 2.35%, versus 2.36% in the second quarter.

•                  Fieldstone declared a cash dividend on October 5, 2005 of $0.51 per share for the third quarter of 2005 payable to stockholders of record on October 19, 2005, representing the seventh consecutive dividend increase since November of 2003.

•                  Fieldstone reaffirmed its dividend guidance for 2005: dividends for the year 2005 are expected to total between $1.98 and $2.04 per share, including the $1.48 paid year to date.

“Fieldstone achieved a record level of non-conforming loan fundings and continued to build its investment portfolio in the third quarter,” stated Michael J. Sonnenfeld, Fieldstone’s President and Chief Executive Officer.  “Our results in the third quarter validated again the strength of our REIT / TRS business model.  During the quarter, we built our REIT portfolio, achieved our targeted returns on new loans held for investment and continued our strategy of match funding the portfolio.  In addition, we continued to build our TRS origination franchise, achieved a positive margin on loans sold and demonstrated our ability to originate quality loans at a competitive cost.  During the third quarter our oldest ARM loans passed their first reset dates, and our prepayments and delinquencies increased: our actual delinquencies and losses remain at levels lower than we have anticipated.  Despite the uncertainties of the current market, we are confident that we can continue to build our business and maintain our portfolio and origination disciplines, with a goal of maintaining stable dividends.”

DIVIDEND GUIDANCE

Fieldstone today reaffirmed management’s previous guidance that dividends for common stockholders during the year 2005 are expected to total between $1.98 and $2.04 per share. To date, Fieldstone has declared and paid dividends of $1.48 per share relating to the nine months ended September 30, 2005. This dividend guidance is based on management’s current estimates and assumptions for the year 2005, including the following:

•                  Total annual non-conforming mortgage loan fundings of between $5.8 billion and $6.2 billion. Year to date fundings were $4.6 billion through the nine months ended September 30, 2005.

•                  Investment portfolio balance of between $5.4 billion and $5.6 billion of non-conforming loans by year end 2005, which reflects a portfolio debt to equity leverage ratio of approximately 10 to 1. The portfolio balance was $5.3 billion at September 30, 2005.

•                  Stable interest margin on new loans added to the investment portfolio in the fourth quarter of 2005 at levels achieved in the third quarter of 2005, as interest rates increase based on the forward LIBOR curve.

•                  Retention of 2005 after-tax income from sale of loans in the taxable REIT subsidiary (TRS).

•                  Weighted average diluted common shares outstanding in 2005 of 48.5 million.

FINANCIAL RESULTS

This press release discloses Fieldstone’s financial results under accounting principles generally accepted in the United States of America (GAAP). Also presented are certain non-GAAP financial measures that management believes provide useful information to investors regarding Fieldstone’s financial performance. The non-GAAP financial measures presented include core net income, core earnings per share (diluted), core return on average assets, core return on average equity, core net interest income and margin and cost to produce. Additional information about each of these non-GAAP financial measures, including a definition and the reason management believes its presentation provides useful information and a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in Schedule 2 of this press release.

Net Income and Earnings per Share

Fieldstone’s net income for the third quarter of 2005 was $23.4 million, or $0.48 per share (diluted) compared to $23.1 million or $0.47 per share (diluted) for the second quarter of 2005. Net income increased $0.3 million during the third quarter of 2005 from the second quarter due primarily to the $7.6 million non-cash mark to market valuation gain on interest rate swap and cap agreements in the third quarter of 2005 compared to the $12.1 million non-cash mark to market valuation loss in the second quarter of 2005. This increase was offset by an $11.5 million decrease in net interest income prior to the provision for loan losses and a $7.1 million decrease in pre-tax gain on sale revenue from mortgage loan sales. Net interest income on the investment portfolio was lower in the third quarter as new loans with narrower margins replaced older loans with wider margins that prepaid. In addition, amortization of deferred origination and bond issuance costs increased due to faster prepayments after the oldest ARM loans in the portfolio passed their first reset date, and the provision for loan losses – loans held for investment increased, reflecting higher portfolio delinquencies. Gain on sale revenue decreased from a lower volume of mortgage loans sold, due to a higher percentage of new originations designated as held for investment and lower sale premium. Please see the discussions below of net interest income and gain on sale revenue.

Net income for the third quarter of 2005 increased $19.5 million from $4.0 million, or $0.08 per share (diluted) in the third quarter of 2004, due primarily to the non-cash mark to market valuation gain and net cash settlements received on interest rate swap and cap agreements in the third quarter of 2005, versus a non-cash mark to market valuation loss and net cash settlements paid in the third quarter of 2004. This increase was partially offset by lower net interest income after provision for loan losses in 2005, due to increased borrowing costs, faster amortization of deferred origination and bond issuance costs and increased provision for loan losses on loans held for investment.

Core Net Income and Core Earnings per Share

Core net income for the third quarter of 2005 was $15.6 million, or $0.32 core per share (diluted), a $19.6 million decrease from the $35.2 million, or $0.72 core per share (diluted) in the second quarter of 2005. Core net income decreased in the third quarter of 2005 due to the same factors which decreased the quarter’s net income. Please see the discussions below of net interest income and gain on sale revenue. Core net income excludes the non-cash mark to market gains or losses on interest rate swap and cap agreements.

Core net income for the third quarter of 2005 decreased $0.5 million from $16.1 million, or $0.33 core per share (diluted), for the third quarter of 2004 due primarily to the lower net interest income after provision for loan losses in 2005 as current year amortization of deferred origination and bond issuance costs rose due to faster prepayment speeds, and provision for loan losses increased due to higher loan delinquencies. This decrease was partially offset by the net cash settlements on interest rate swap and cap agreements received in the third quarter of 2005 during a period of rising interest rates, versus net cash settlements paid in the third quarter of 2004.

Mortgage Loan Fundings

Fieldstone funded a record of $1.8 billion of non-conforming mortgage loans during the quarter, an 11.5% increase from the prior quarter. The non-conforming fundings increased due primarily to the effects of hiring additional account executives and loan officers and the opening of new origination branches. Conforming mortgage loan fundings were $434.0 million for the third quarter of 2005, an increase of 13.8% compared to the second quarter of 2005. Total mortgage loan fundings increased in the third quarter of 2005 to $2.3 billion from $2.0 billion in the second quarter of 2005.

Total mortgage loan fundings for the third quarter of 2005 increased 13.4% from the $2.0 billion funded in the third quarter of 2004. Non-conforming fundings increased 7.9% from the third quarter of 2004 and conforming fundings increased 44.1% from the third quarter of 2004.

Net Interest Income and Margin

Net interest margin on loans held for investment after provision for loan losses for the three months ended September 30, 2005, June 30, 2005 and September 30, 2004 was as follows:

	3Q 2005	2Q 2005	3Q 2004
Coupon interest income	6.7%	6.7%	6.6%
Amortization of deferred origination costs	(0.7)%	(0.5)%	(0.5)%
Prepayment fees	0.7%	0.7%	0.4%
Yield on loans held for investment	6.7%	6.9%	6.5%

Cost of financing loans held for investment	4.3%	3.7%	2.3%

Net yield on loans held for investment *	2.4%	3.4%	4.3%

Provision for loan losses	(0.9)%	(0.6)%	(0.6)%

Yield on loans held for investment, after provision	1.5%	2.8%	3.7%

*                 Net yield on loans held for investment does not equal the arithmetic difference between the yield on loans held for investment less the cost of financing loans held for investment due to the difference between the principal balance of the loans held for investment and the principal balance of the debt financing those loans.

Net interest income loans held for investment after provision for loan losses was $19.5 million for the third quarter of 2005, a 1.5% net interest margin after provision, compared to $31.9 million for the second quarter of 2005, a 2.8% net interest margin after provision, and $33.9 million for the third quarter of 2004, a 3.7% net interest margin after provision. The decline in Fieldstone’s net interest margin after provision in the third quarter of 2005 reflects a compression of margins on the investment portfolio as Fieldstone’s cost to finance its mortgage loans increased during the quarter, while its interest income remained the same due to competitive pressures. In addition, Fieldstone increased its amortization of deferred origination and bond issuance costs in the third quarter due to an increase in the prepayments of Fieldstone’s oldest loans, resulting in an increased amortization expense. Finally, Fieldstone increased its provision for loan losses on loans held for investment in the third quarter by 0.3% due to an increase in delinquencies of the loans held for investment, consistent with the seasoning of the investment portfolio. Net interest income and margin do not include the effect of Fieldstone’s economic hedge of its cost of financing.

Net interest income loans held for sale was $4.7 million for the third quarter of 2005, a 3.1% net interest margin, compared to $8.0 million for the second quarter of 2005, a 3.9% net interest margin, and $4.9 million for the third quarter of 2004, a 5.6% net interest margin after provision.

Core Net Interest Income and Margin

Core net interest margin on loans held for investment after provision for loan losses for the three months ended September 30, 2005, June 30, 2005 and September 30, 2004 was as follows:

	3Q 2005	2Q 2005	3Q 2004
Yield – net interest income on loans held for investment, after provision	1.5%	2.8%	3.7%

Net cash settlements received (paid) on portfolio derivatives used as an economic hedge of cost of financing	0.6%	0.2%	(0.3)%

Core yield on loans held for investment, after provision	2.1%	3.0%	3.4%

Core net interest income loans held for investment after provision for loan losses was $27.3 million for the third quarter of 2005, compared to $34.6 million for the second quarter of 2005, and $31.0 million for the third quarter of 2004. Core net interest margin loans held for investment after provision for loan losses was 2.1% for the third quarter of 2005, compared to 3.0% for the second quarter of 2005, and 3.4% for the third quarter of 2004. The decrease in core net interest income loans held for investment after provision for loan losses from both the second quarter of 2005 and the third quarter of 2004 was due primarily to the lower net interest income on new loans added to the portfolio replacing older, higher margin loans, faster amortization of deferred origination and bond issuance costs and an increased provision for loan losses for loans held for investment as anticipated with a more seasoned portfolio. Fieldstone’s economic hedge program has been effective to stabilize the interest expense on older loans held for investment as interest rates have risen, but the average core yield on the portfolio has fallen due to lower yields on new loans due to market competition, faster amortization due to prepayments and higher delinquencies as the portfolio ages.

Gains on Sales of Mortgage Loans, Net

For the third quarter of 2005, revenues from gains on sales of mortgage loans, net were $20.2 million, a decrease of $7.1 million from $27.3 million for the second quarter of 2005. Gain on sale revenue decreased due primarily to the 23% lower volume of non-conforming loan sales at a slightly lower net gain on sale margin of 2.1% for the third quarter of 2005, as compared to a non-conforming net gain on sale margin of 2.2% for the second quarter of 2005. The lower non-conforming sales volume in the third quarter of 2005 was due to the reduced percent of non-conforming fundings designated as held for sale versus held for investment.

Origination Expenses and Cost to Produce

Fieldstone’s cost to produce as a percentage of total non-conforming mortgage loan fundings was stable at 2.35% in the third quarter of 2005, compared to 2.36% in the second quarter of 2005. Cost to produce is total expenses plus deferred origination costs and premiums paid, net of fees collected, less internal and external servicing costs.

Mortgage Loans Held for Investment, Net

	Three Months Ended
($000)	September 30, 2005	June 30, 2005	September 30, 2004
Beginning principal balance	$4,828,569	5,091,330	3,136,935
Loans funded for investment	1,019,811	729,341	1,210,648
Less: Loan repayments	(566,552)	(453,356)	(234,587)
Transfers to mortgage loans held for sale	—	(530,830)	—
Transfers to real estate owned	(9,349)	(7,916)	(2,069)
Ending principal balance	5,272,479	4,828,569	4,110,927
Plus: Net deferred loan origination (fees)/costs	39,410	37,945	35,026
Ending balance mortgage loans held for investment	5,311,889	4,866,514	4,145,953
Allowance for loan losses – loans held for investment	(39,329)	(30,690)	(16,700)
Ending balance mortgage loans held for investment, net	$5,272,560	4,835,824	4,129,253

Allowance for loan losses as a percentage of the principal balance of loans held for investment	0.75%	0.64%	0.41%

The investment portfolio was $5.3 billion at September 30, 2005, a $0.4 billion increase to the portfolio during the quarter. During the third quarter of 2005, loan repayments increased to $566.6 million from $453.4 million during the previous quarter due to the continued seasoning of the portfolio.

Delinquency, life to date loss status and weighted average coupon as of September 30, 2005 of Fieldstone’s loans held for investment by securitization pool was as follows:

	As of September 30, 2005
	Current Principal Balance	% of Principal Balance Seriously Delinquent(1)	Current Balance as Factor of Original Principal	% of Aggregate Realized Losses(2)	Weighted Avg. Coupon	Avg. Age of Loans from Funding (months)
Loans held for investment-securitized:
FMIC Series 2003-1	$148,645	9.0%	30%	0.25%	8.73%	26
FMIT Series 2004-1	329,736	5.7%	48%	0.19%	6.89%	22
FMIT Series 2004-2	447,224	5.9%	51%	0.23%	6.76%	19
FMIT Series 2004-3	636,463	4.4%	64%	0.13%	6.45%	17
FMIT Series 2004-4	619,546	5.7%	70%	0.12%	6.98%	14
FMIT Series 2004-5	708,794	4.1%	79%	0.03%	6.80%	12
FMIT Series 2005-1	634,301	3.6%	85%	0.04%	6.92%	10
FMIT Series 2005-2	953,426	0.5%	99%	0.00%	7.16%	4
Total	4,478,135	4.0%	68%	0.11%		13
Loans held for investment-to be securitized	794,344	0.0%	100%	0.00%		2
Total loans held for investment	$5,272,479	3.4%	72%	0.10%		11

(1)	Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.

(2)

Realized losses include charge-offs to the allowance for loan losses—loans held for investment related to loan principal balances and do not include previously accrued but uncollected interest, which is reversed against current period interest income.

The total portfolio delinquency status of mortgage loans held for investment at September 30, 2005, June 30, 2005, and September 30, 2004 was as follows:

	September 30, 2005		June 30, 2005		September 30, 2004
($000)	Principal Balance	% of Total	Principal Balance	% of Total	Principal Balance	% of Total
Current	$4,835,343	91.7%	$4,467,490	92.5%	$3,896,179	94.8%
30 days past due	258,807	4.9%	226,477	4.7%	166,942	4.0%
60 days past due	64,461	1.2%	55,685	1.1%	18,488	0.5%
90+ days past due	37,707	0.7%	32,642	0.7%	14,348	0.3%
In process of foreclosure	76,161	1.5%	46,275	1.0%	14,970	0.4%
Total	$5,272,479	100.0%	$4,828,569	100.0%	$4,110,927	100.0%

Seriously delinquent %		3.4%		2.8%		1.2%

Mortgage Loans Held for Sale, Net

	Three Months Ended
($000)	September 30, 2005	June 30, 2005	September 30, 2004
Beginning principal balance	$545,159	272,368	348,005
Loans funded, held for sale	1,234,984	1,285,666	778,191
Transfers from mortgage loans held for investment	—	639,469	—
Less: Loans sold	(1,247,546)	(1,536,713)	(868,868)
Transfers to mortgage loans held for investment	—	(108,639)	—
Loans paid off /other	(6,581)	(6,992)	(156)
Ending principal balance	526,016	545,159	257,172
Plus: Net deferred loan origination fees/(costs)	3,704	4,145	2,216
Less: Valuation allowances	(850)	(858)	(2,621)
Ending balance mortgage loans held for sale, net	$528,870	548,446	256,767

Mortgage loans held for sale, net, totaled $528.9 million at September 30, 2005, which consist of all conforming loans funded, together with a portion of the non-conforming fixed rate, second lien and ARM loans originated by Fieldstone.

Income Taxes

Fieldstone recognized income tax expense of $3.0 million during the third quarter of 2005 related to the $8.0 million pre-tax net income of Fieldstone Mortgage Company (FMC), Fieldstone’s taxable REIT subsidiary (TRS).

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

Net Income and Earnings per Share

Fieldstone’s net income for the nine months ended September 30, 2005 was $88.6 million, or $1.82 per share (diluted), an increase of $58.3 million from the $30.3 million, or $0.62 per share (diluted) for the nine months ended September 30, 2004. Net income was higher in the nine months ended September 30, 2005 than in the same period of the prior year primarily due to the increased non-cash mark to market valuation gain and net cash settlements received on interest rate swaps and cap agreements, increased net interest income on a growing investment portfolio and the increase in gains on sales of mortgage loans, net.

Core Net Income and Core Earnings per Share

Core net income for the nine months ended September 30, 2005 was $72.2 million, or $1.48 core per share (diluted), an increase of $45.7 million from the $26.5 million, or $0.54 core per share (diluted) for the nine months ended September 30, 2004. Core net income in the nine months ended September 30, 2005 was higher than in the same period of the prior year primarily due to the increased net cash settlements received on interest rate swaps and cap agreements, increased net interest income on a growing investment portfolio and the increase in gains on sales of mortgage loans, net.

Mortgage Loan Fundings

Total mortgage loan fundings for the nine months ended September 30, 2005 was $5.7 billion compared to $5.6 billion for the nine months ended September 30, 2004. Conforming mortgage loan fundings increased $191.0 million offset by a $90.4 million decrease in non-conforming mortgage loan fundings.

Income Taxes

For the nine months ended September 30, 2005, Fieldstone recognized income tax expense of $4.8 million related to the $13.3 million pre-tax net income of FMC, compared to $4.5 million of tax provision related to $12.2 million of pre-tax net income during the same period in 2004.

Conference Call

Fieldstone will hold a conference call on Tuesday, November 15, 2005 at 10:00 a.m. Eastern Time to discuss its third quarter 2005 financial results. The conference call may be accessed by dialing 800-811-7286 (domestic) or 913-981-4902 (international). Please dial in at least 10 minutes prior to the start of the call.

The conference call also will be webcast live on the Internet at www.FieldstoneInvestment.com. Interested participants should go to the Company’s website at least 15 minutes prior to the start of the call, select the “Press Room” tab, choose “Live Webcast of 3Q Earnings Call” and follow the related instructions.

A replay of the conference call will be available on Fieldstone’s website at www.FieldstoneInvestment.com shortly after the conclusion of the call on November 15, 2005 and will be archived on Fieldstone’s website for a minimum of 30 days following the conference call.

About Fieldstone

Fieldstone Investment Corporation, a real estate investment trust for federal income tax purposes, owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through over 4,700 independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

Information Regarding Forward Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws and, if so, are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) the sustainability of loan origination volumes and current levels of origination costs; (iv) continued availability of credit facilities for the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could cause  net income to vary significantly from quarter to quarter; and (ix) other risks and uncertainties outlined in Fieldstone Investment Corporation’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2005, and other filings with the SEC. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

(Unaudited; in thousands, except share data)

	September 30, 2005	June 30, 2005	September 30, 2004
Assets

Cash	$34,549	38,435	32,252
Restricted cash	11,431	5,946	16,584
Mortgage loans held for sale, net	528,870	548,446	256,767
Mortgage loans held for investment	5,311,889	4,866,514	4,145,953
Allowance for loan losses – loans held for investment	(39,329)	(30,690)	(16,700)
Mortgage loans held for investment, net	5,272,560	4,835,824	4,129,253

Accounts receivable	9,587	7,204	7,139
Accrued interest receivable	25,633	23,417	23,550
Trustee receivable	118,317	95,561	58,241
Prepaid expenses and other assets	23,922	21,833	13,447
Derivative assets, net	40,079	28,237	3,448
Deferred tax asset, net	16,159	16,809	18,821
Furniture and equipment, net	9,314	9,205	9,709
Total assets	$6,090,421	5,630,917	4,569,211

Liabilities and Shareholders’ Equity

Warehouse financing – loans held for sale	$429,551	361,747	98,796
Warehouse financing – loans held for investment	693,565	670,004	1,241,026
Securitization financing	4,336,677	3,968,008	2,644,777
Reserve for losses – loans sold	37,784	38,411	32,405
Accounts payable and accrued expenses	24,426	23,551	22,802
Total liabilities	5,522,003	5,061,721	4,039,806

Commitments and contingencies	—	—	—

Shareholders’ equity:

Common stock $0.01 par value; 90,000,000 shares authorized; shares issued and outstanding of 48,820,876 as of September 30, 2005, 48,835,876 as of June 30, 2005, and 48,852,460 as of September 30, 2004	488	488	488
Paid-in capital	496,983	497,244	497,817
Accumulated earnings	75,919	76,913	37,538
Unearned compensation	(4,972)	(5,449)	(6,438)
Total shareholders’ equity	568,418	569,196	529,405
Total liabilities and shareholders’ equity	$6,090,421	5,630,917	4,569,211

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited; in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004

Revenues:
Interest income:
Loans held for investment	$84,940	80,574	60,141	248,350	130,139
Loans held for sale	9,860	14,226	6,445	29,458	19,036
Total interest income	94,800	94,800	66,586	277,808	149,175
Interest expense:
Loans held for investment	54,361	41,773	20,274	134,742	38,705
Loans held for sale	5,166	6,276	1,543	12,855	4,271
Total interest expense	59,527	48,049	21,817	147,597	42,976
Net interest income	35,273	46,751	44,769	130,211	106,199
Provision for loan losses – loans held for investment	11,045	6,863	5,921	22,402	14,878
Net interest income after provision for loan losses	24,228	39,888	38,848	107,809	91,321
Gains on sales of mortgage loans, net	20,147	27,254	14,238	57,070	41,356
Other income (expense) - portfolio derivatives	15,630	(9,432)	(15,032)	26,540	(4,488)
Fees and other income	661	144	1,067	1,198	2,898
Total revenues	60,666	57,854	39,121	192,617	131,087

Expenses:
Salaries and employee benefits	20,555	19,707	20,690	60,004	62,417
Occupancy	1,941	1,975	1,733	5,711	4,800
Depreciation and amortization	961	828	633	2,584	1,761
Servicing fees	2,208	1,743	1,912	6,555	3,838
General and administration	8,578	7,792	8,666	24,368	23,430
Total expenses	34,243	32,045	33,634	99,222	96,246

Income before income taxes	26,423	25,809	5,487	93,395	34,841
Provision for income tax expense	(2,999)	(2,734)	(1,536)	(4,792)	(4,538)
Net income	$23,424	23,075	3,951	88,603	30,303

Earnings per share of common stock:
Basic	$0.48	0.47	0.08	1.82	0.62
Diluted	$0.48	0.47	0.08	1.82	0.62

Basic weighted average common shares outstanding	48,462,126	48,462,126	48,327,338	48,462,080	48,326,356
Diluted weighted average common shares outstanding	48,479,152	48,462,126	48,481,516	48,478,654	48,527,501

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 1 - Supplemental Data

(Unaudited; dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004
Mortgage Loan Fundings
Non-Conforming	$1,820,791	1,633,613	1,687,570	4,558,085	4,648,533
Conforming	434,004	381,394	301,269	1,167,569	976,564
Total	$2,254,795	2,015,007	1,988,839	5,725,654	5,625,097

Non-Conforming Mortgage Loan Funding Statistics
Weighted average interest rate	7.3%	7.3%	7.3%	7.4%	7.1%
Weighted average credit score	655	653	652	654	652
Weighted average loan to value	83.9%	84.1%	84.3%	83.9%	84.6%
Full documentation (1)	53.9%	57.4%	58.4%	55.6%	60.9%
Percentage held for investment	56.0%	46.2%	71.7%	42.8%	67.8%

Mortgage Loan Sales Statistics
Non-Conforming loan sales	$896,584	1,158,674	583,078	2,543,532	1,744,202
Conforming loan sales	350,962	378,039	285,790	1,043,459	971,983
Total	$1,247,546	1,536,713	868,868	3,586,991	2,716,185

Gain on sale margin - Non-Conforming sales
Gross premiums - loan sales, net of hedging gain/(loss)	2.7%	3.3%	2.5%	3.0%	2.9%
Premiums paid net of fees collected	0.1%	(0.1)%	0.2%	0.0%	0.2%
Allowance for losses - loans sold (2)	0.0%	(0.3)%	0.0%	(0.2)%	(0.4)%
Direct origination costs	(0.7)%	(0.7)%	(0.6)%	(0.7)%	(0.8)%
Total	2.1%	2.2%	2.1%	2.1%	1.9%

Gain on sale margin - Conforming sales
Gross premiums - loan sales, net of hedging gain/(loss)	1.6%	2.1%	1.9%	1.9%	1.9%
Premiums paid net of fees collected	(0.7)%	(1.1)%	(0.4)%	(0.9)%	(0.5)%
Allowance for losses - loans sold (2)	(0.1)%	(0.1)%	(0.1)%	(0.1)%	(0.1)%
Direct origination costs	(0.5)%	(0.5)%	(0.6)%	(0.5)%	(0.5)%
Total	0.3%	0.5%	0.8%	0.4%	0.8%

Statements of Condition Data
Average equity as a percentage of average assets	9.6%	9.9%	12.5%	9.8%	16.5%

Debt to capital	9.6	8.8	7.5
Book value per share	$11.64	11.66	10.84

Mortgage loans held for sale, net
Non-Conforming	$462,650	407,499	154,824
Conforming	66,220	140,947	101,943
Total	$528,870	548,446	256,767

Seriously delinquent - mortgage loans held for sale (4)	0.5%	0.4%	1.7%
Seriously delinquent - mortgage loans held for investment (4)	3.4%	2.8%	1.2%
Weighted average credit score - mortgage loans held for investment	650	650	649

(1)          Full documentation of non-conforming mortgage loan fundings also includes bank statements program.

(2)          Provision for loan losses - loans sold is calculated as provision for loan losses - loans sold divided by total mortgage loan sales.  The provision is recorded as a reductions of gains on sales of mortgage loans. The third quarter of 2005 includes a $4.7 million reversal due to lower losses on 2002 and 2003 loan sales.

(3)          Gain on sale margin is calculated as gains on sales of mortgage loans, net divided by total mortgage loan sales.

(4)          Seriously delinquent is defined as a mortgage loan that is 60 plus days past due or in the process of foreclosure.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 2––Non-GAAP Financial Measures and Regulation G Reconciliations

Core net income, core earnings per share (diluted), core net interest income and margin, core return on average assets and core return on average equity and cost to produce are non-GAAP financial measures of Fieldstone’s earnings within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Core net income is net income less the non-cash mark to market gains (losses) on interest rate swap and cap agreements and the amortization of interest rate swap buydown payments.

Core earnings per share (diluted) is core net income available to common shareholders divided by the weighted average diluted number of shares outstanding during the period.

Core return on average assets is core net income divided by average total assets.

Core return on average equity is core net income divided by core average total equity, which is the equity balance at the end of the reporting period less the cumulative non-cash mark to market gains or losses on interest rate swap and cap agreements and the cumulative amortization of interest rate swap buydown payments.

Core net interest income after provision for loan losses is net interest income after provision for loan losses adjusted to include (a) the net cash settlements on the existing interest rate swaps and caps economically hedging the variable rate debt financing Fieldstone’s investment portfolio, (b) the net cash settlements incurred or paid to terminate these derivatives prior to maturity related to derivatives related to loans held for investment and (c) the amortization of interest rate swap buydown payments.  Core net interest income after provision for loan losses does not include the net cash settlements incurred or paid to terminate swaps or caps related to loans ultimately sold, which are a component of “Gains on sales of mortgage loans, net” on the consolidated statements of operations.

Cost to produce is total expenses plus deferred origination costs and premiums paid, net of fees collected, less internal and external servicing costs.

Management believes the core financial measures are useful because they include the current period effects of Fieldstone’s economic hedging program but exclude the non-cash mark to market derivative value changes and the amortization of swap buydown payments.  Fieldstone uses interest rate swap and cap agreements to create economic hedges of the variable rate debt it issues to finance its investment portfolio.  Changes in the fair value of these agreements, which reflect the potential future cash settlements over the remaining lives of the agreements according to the market’s changing projections of interest rates, are recognized in the line item “Other income (expense) – portfolio derivatives” on the consolidated statements of operations.  This single line item includes both the actual cash settlements related to the agreements that occurred during the period and recognition of the non-cash changes in the fair value of the agreements over the period.  The actual cash settlements include regular monthly payments or receipts under the terms of the swap agreements and amounts paid or received to terminate the agreements prior to maturity.

The amounts of cash settlements and non-cash changes in derivative value that were included in the line item “Other income (expense) – portfolio derivatives” were:

Three Months Ended	Nine Months Ended

($000)	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Non-cash changes in fair value	$7,630	(12,087)	(12,119)	16,171	3,777
Cash settlements received (paid)	8,000	2,655	(2,913)	10,369	(8,265)
Other income (expense) – portfolio derivatives	$15,630	(9,432)	(15,032)	26,540	(4,488)

Management believes that the presentation of cost to produce provides useful information to investors regarding financial performance because this measure includes additional costs to originate mortgage loans, both recognized when incurred and deferred costs, which are not all included in GAAP total expenses.

As required by Regulation G, a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP is provided in the remainder of this Schedule 2.

Regulation G Reconciliation—Core Net Income and Core Earnings Per Share - Diluted

	Three Months Ended			Nine Months Ended
(Dollars in 000’s, except share and per share data)	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Core Net Income Reconciliation:
Net income	$23,424	23,075	3,951	88,603	30,303
Less: Mark to market (gain) loss on portfolio derivatives included in “Other income (expense) - portfolio derivatives”
Mark to market interest rate swaps	(7,858)	11,788	11,023	(16,628)	(5,296)
Mark to market interest rate cap	228	299	1,096	457	1,519
Total mark to market on portfolio derivatives	(7,630)	12,087	12,119	(16,171)	(3,777)

Less: Amortization of interest rate swap buydown payments	(224)	—	—	(224)	—
Core net income	$15,570	35,162	16,070	72,208	26,526

Core Earnings per Share-Diluted Reconciliation:
Net income	$23,424	23,075	3,951	88,603	30,303
Less: Mark to market (gain) loss on portfolio derivatives	(7,630)	12,087	12,119	(16,171)	(3,777)
Amortization of interest rate swap buydown payments	(224)	—	—	(224)	—
Unvested restricted stock dividends	(187)	(176)	(125)	(363)	(162)
Core net income available to common shareholders	$15,383	34,986	15,945	71,845	26,364

Earnings per share - diluted	$0.48	0.47	0.08	1.82	0.62
Core earnings per share - diluted	$0.32	0.72	0.33	1.48	0.54

Diluted weighted average common shares outstanding	48,479,152	48,462,126	48,481,516	48,478,654	48,527,501

Core Return on Assets and Core Return on Equity:
Average total equity	$561,200	557,817	524,292	554,953	521,786
Average total assets	5,861,717	5,650,417	4,187,111	5,648,471	3,158,439
Core average total equity	533,066	529,819	521,050	527,294	520,739
Core average total assets	5,861,717	5,650,417	4,187,111	5,648,471	3,158,439

Return on average equity (annualized)	16.7%	16.5%	3.0%	21.3%	7.7%
Return on average assets (annualized)	1.6%	1.6%	0.4%	2.1%	1.3%

Core return on average equity (annualized)	11.7%	26.5%	12.3%	18.3%	6.8%
Core return on average assets (annualized)	1.1%	2.5%	1.5%	1.7%	1.1%

Average Balance Data
Mortgage loans held for sale	$592,456	811,753	340,087	570,552	348,677
Mortgage loans held for investment	4,986,748	4,590,662	3,602,695	4,820,949	2,608,641
Warehouse financing - mortgage loans held for sale	445,504	601,742	222,459	396,750	224,010
Warehouse financing - mortgage loans held for investment	552,965	223,368	697,437	431,853	606,881
Securitization financing	4,339,839	4,242,147	2,762,324	4,257,215	1,786,848

Regulation G Reconciliation - Core Net Interest Income & Core Yield Analysis

	Three Months Ended			Nine Months Ended
(Dollars in 000’s)	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Core net interest income after provision for loan losses
Net interest income after provision for loan losses	$24,228	39,888	38,848	107,809	91,321
Plus: Net cash settlements received (paid) on portfolio derivatives included in “Other income (expense) - portfolio derivatives	8,000	2,655	(2,913)	10,369	(8,265)
Less: Amortization of interest rate swap buydown payments	(224)	—	—	(224)	—
Core net interest income after provision for loan losses	$32,004	42,543	35,935	117,954	83,056

Interest income loans held for investment	$84,940	80,574	60,141	248,350	130,139

Interest expense loans held for investment	54,361	41,773	20,274	134,742	38,705
Plus: Net cash settlements (received) paid on portfolio derivatives	(8,000)	(2,655)	2,913	(10,369)	8,265
Plus: Amortization of interest rate swap buydown payments	224	—	—	224	—
Core interest expense - loans held for investment	46,585	39,118	23,187	124,597	46,970

Core net interest income loans held for investment	38,355	41,456	36,954	123,753	83,169
Provision for loan losses loans held for investment	11,045	6,863	5,921	22,402	14,878
Core net interest income loans held for investment after provision for loan losses	27,310	34,593	31,033	101,351	68,291

Net interest income loans held for sale	4,694	7,950	4,902	16,603	14,765
Core net interest income after provision for loan losses	$32,004	42,543	35,935	117,954	83,056

Core Yield Analysis
Core yield analysis - loans held for investment

Coupon interest income on loans held for investment	6.7%	6.7%	6.6%	6.6%	6.7%
Amortization of deferred origination costs	(0.7)%	(0.5)%	(0.5)%	(0.5)%	(0.4)%
Prepayment fees	0.7%	0.7%	0.4%	0.7%	0.3%
Yield on loans held for investment	6.7%	6.9%	6.5%	6.8%	6.6%

Cost of financing for loans held for investment	4.3%	3.7%	2.3%	3.8%	2.1%
Net cash settlements (received) paid on portfolio derivatives	(0.6)%	(0.2)%	0.3%	(0.3)%	0.5%
Amortization of interest rate swap buydown payments	0.0%	0.0%	0.0%	0.0%	0.0%
Core cost of financing for loans held for investment	3.7%	3.5%	2.6%	3.5%	2.6%

Net yield on loans held for investment	2.4%	3.4%	4.3%	3.1%	4.6%
Net cash settlements received (paid) on portfolio derivatives	0.6%	0.2%	(0.3)%	0.3%	(0.4)%
Amortization of interest rate swap buydown payments	0.0%	0.0%	0.0%	0.0%	0.0%
Core net yield on loans held for investment	3.0%	3.6%	4.0%	3.4%	4.2%
Provision for loan losses - loans held for investment	(0.9)%	(0.6)%	(0.6)%	(0.6)%	(0.8)%
Core yield on loans held for investment after provision for loan losses	2.1%	3.0%	3.4%	2.8%	3.4%

Yield analysis - loans held for sale
Yield on loans held for sale	6.5%	6.9%	7.4%	6.8%	7.2%
Cost of financing for loans held for sale	4.5%	4.1%	2.7%	4.3%	2.5%
Net yield on loans held for sale	3.1%	3.9%	5.6%	3.8%	5.6%

Core yield analysis - loans held for investment and loans held for sale

Yield - net interest income on loans held for sale and loans held for investment after provision for loan losses	1.7%	2.9%	3.9%	2.6%	4.1%
Net cash settlements received (paid) on portfolio derivatives	0.6%	0.2%	(0.3% )	0.3%	(0.4% )
Amortization of interest rate swap buydown payments	0.0%	0.0%	0.0%	0.0%	0.0%
Core yield - net interest income on loans held for sale and loans held for investment after provision for loan losses	2.3%	3.1%	3.6%	2.9%	3.7%

Regulation G Reconciliation - Cost to Produce

	Three Months Ended			Nine Months Ended
(Dollars in 000’s)	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Total expenses	$34,243	32,045	33,634	99,222	96,246
Deferred origination costs	14,397	12,703	14,435	36,078	39,806
Servicing costs - internal and external	(2,743)	(2,504)	(2,689)	(8,566)	(6,085)
Total general and administrative costs	45,897	42,244	45,380	126,734	129,967
Premiums paid, net of fees collected	4,751	5,568	3,270	14,884	9,791
Cost to produce	$50,648	47,812	48,650	141,618	139,758

Mortgage Loan Fundings:
Non-Conforming	$1,820,791	1,633,613	1,687,570	4,558,085	4,648,533
Conforming	434,004	381,394	301,269	1,167,569	976,564
Total	$2,254,795	2,015,007	1,988,839	5,725,654	5,625,097

Cost to produce as % of total mortgage loan fundings:
Non-Conforming	2.35%	2.36%	2.45%	2.53%	2.52%
Conforming	1.83%	2.44%	2.41%	2.25%	2.30%
Total	2.25%	2.37%	2.45%	2.47%	2.48%

Cost to produce as % of total mortgage loan fundings:
Total expenses	1.52%	1.59%	1.69%	1.73%	1.71%
Deferred origination costs	0.64%	0.63%	0.73%	0.63%	0.71%
Servicing costs - internal and external	(0.12)%	(0.12)%	(0.14)%	(0.15)%	(0.11)%
Total general and administrative costs	2.04%	2.10%	2.28%	2.21%	2.31%
Premiums paid, net of fees collected	0.21%	0.28%	0.16%	0.26%	0.17%
Cost to produce as % of total mortgage loan fundings	2.25%	2.37%	2.45%	2.47%	2.48%